Exhibit (c)(5)

Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

STRICTLY CONFIDENTIAL

Discussion Materials

June 2026

ARDEA PARTNERS

Executive Summary

- Over the past weeks, we have been in contact with all parties cleared for outreach, including Superior, Whaler, [redacted]

- As of June 11, 2026:
  - Superior has been actively engaged in due diligence;
  - Whaler has signed a Non-Disclosure Agreement ("NDA") and is commencing due diligence shortly; and
  - other contacted parties have declined to participate[1]

- We have also included in these materials a proposed preliminary timeline that attempts to provide additional structure to Project Triple Crown
  - While timing specifics remain fluid, we believe next steps will become clearer over the next couple of weeks as parties advance their due diligence efforts

[1] [redacted] *has been the only unresponsive party to date of all contacted parties on cleared outreach list.*

Project Triple Crown Outreach Update

Company	Size ($B)[1]	Contacted	Initial Contact	P / BVPS[2]	P / EPS[3] (2026E)
Confirmed Interest					
Whaler	[redacted]	• Executive Vice President, Strategic Development • Head of Strategic Development	✓	[redacted]	[redacted]
Superior	[redacted]	• Chief Executive Officer • Chief Financial Officer	✓	[redacted]	[redacted]
Interest To Be Determined					
[redacted]	[redacted]	• [redacted] (Chief Financial Officer, International) • [redacted] (Chief Executive Officer, [redacted] Property & Casualty)	✓	[redacted]	[redacted]
Declined Interest					
[redacted]	[redacted]	• [redacted] (Member of Board of Management)	✓	[redacted]	[redacted]
		• [redacted] (Chief Executive Officer)	✓	[redacted]	[redacted]
		• [redacted] (Managing Executive Director) • (Managing Executive Director) • (Executive Officer) • (Group Leader, International) • (Co-Head of International)	✓	[redacted]	[redacted]
		• [redacted] (Head of Corporate Development) • (Head of Corporate Finance and Mergers and Acquisitions)	✓	[redacted]	[redacted]
		• [redacted] (Head of Mergers and Acquisitions)	✓	[redacted]	[redacted]
		• [redacted] (Chief Executive Officer [redacted])	✓	[redacted]	[redacted]
		• [redacted] (Head of Investor Relations and Mergers and Acquisitions) • (Chief Executive Officer [redacted])	✓	[redacted]	[redacted]
		• [redacted] (Chief Executive Officer)	✓	[redacted]	[redacted]
		• [redacted] (Executive Vice President, Acquisitions and Corporate Development) • (Vice President, Acquisitions and Corporate Development)	✓	[redacted]	[redacted]

Source: Public filings, FactSet, S&P Global Market Intelligence. Market data as of June 10, 2026.
[1] Represents market capitalization unless footnoted otherwise. [2] Book Value per Share. [3] Earnings per Share. [redacted]

Illustrative Process Timeline

Timeline Subject to Change

[ ] U.S. Federal Holiday
[ ] Q2'26 Earnings Release

June 2026

S	M	T	W	T	F	S
	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

July 2026

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

August 2026

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

Send Process Letter

Conduct Select Management Meetings / Due Diligence Sessions
As applicable

Submission of Initial Indications of Interest
As applicable

Submission of Transaction Documentation Markups
As applicable

Deadline for All Final Bids

Final Negotiations
Selected Bidder

Signing and Announcement

Appendix

Implied Premia and Multiples Across Various Assumed Triple Crown Share Prices

$ are U.S. Dollars		Spot on June 10, 2026												
Assumed Triple Crown Share Price		$27.08	$28.00	$29.00	$30.00	$31.00	$32.00	$33.00	$34.00	$35.00	$36.00	$37.00	$38.00	$39.00
[x] FDSO (Millions)		35.3	35.4	35.4	35.4	35.5	35.5	35.5	35.5	35.6	35.6	35.6	35.6	35.6
Fully Diluted Equity Value (Millions)		**$957**	**$990**	**$1,026**	**$1,063**	**$1,099**	**$1,135**	**$1,172**	**$1,208**	**$1,244**	**$1,281**	**$1,317**	**$1,353**	**$1,390**
Implied Premium / (Discount) to	**Metric**													
Spot on June 10, 2026	*$27.08*	*0%*	*3%*	*7%*	*11%*	*14%*	*18%*	*22%*	*26%*	*29%*	*33%*	*37%*	*40%*	*44%*
52-Week High	*37.98*	*(29%)*	*(26%)*	*(24%)*	*(21%)*	*(18%)*	*(16%)*	*(13%)*	*(10%)*	*(8%)*	*(5%)*	*(3%)*	*0%*	*3%*
52-Week Low	*21.21*	*28%*	*32%*	*37%*	*41%*	*46%*	*51%*	*56%*	*60%*	*65%*	*70%*	*74%*	*79%*	*84%*
30-Day Volume Weighted Average Price ("VWAP")	*26.45*	*2%*	*6%*	*10%*	*13%*	*17%*	*21%*	*25%*	*29%*	*32%*	*36%*	*40%*	*44%*	*47%*
60-Day VWAP	*25.02*	*8%*	*12%*	*16%*	*20%*	*24%*	*28%*	*32%*	*36%*	*40%*	*44%*	*48%*	*52%*	*56%*
90-Day VWAP	*24.76*	*9%*	*13%*	*17%*	*21%*	*25%*	*29%*	*33%*	*37%*	*41%*	*45%*	*49%*	*53%*	*58%*
Implied Multiple to	**Metric**													
Diluted BVPS (As Reported)	*$13.80*	*1.96x*	*2.03x*	*2.10x*	*2.17x*	*2.25x*	*2.32x*	*2.39x*	*2.46x*	*2.54x*	*2.61x*	*2.68x*	*2.75x*	*2.83x*
Basic BVPS (As Reported)	*13.98*	*1.94*	*2.00*	*2.07*	*2.15*	*2.22*	*2.29*	*2.36*	*2.43*	*2.50*	*2.58*	*2.65*	*2.72*	*2.79*
2026E EPS (Consensus Median)	*$1.99*	*13.6x*	*14.1x*	*14.6x*	*15.1x*	*15.6x*	*16.1x*	*16.6x*	*17.1x*	*17.6x*	*18.1x*	*18.6x*	*19.1x*	*19.6x*
2026E EPS (Consensus Average)	*1.98*	*13.7*	*14.1*	*14.6*	*15.1*	*15.6*	*16.1*	*16.7*	*17.2*	*17.7*	*18.2*	*18.7*	*19.2*	*19.7*
2027E EPS (Consensus Median)	*$2.38*	*11.4x*	*11.8x*	*12.2x*	*12.6x*	*13.0x*	*13.5x*	*13.9x*	*14.3x*	*14.7x*	*15.2x*	*15.6x*	*16.0x*	*16.4x*
2027E EPS (Consensus Average)	*2.40*	*11.3*	*11.7*	*12.1*	*12.5*	*12.9*	*13.3*	*13.8*	*14.2*	*14.6*	*15.0*	*15.4*	*15.8*	*16.3*

Source: Public company disclosures, Bloomberg, FactSet; market data as of June 10, 2026. Note: VWAP calculations per Bloomberg.

Disclaimer

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